Exhibit 99.1

Olympic Steel Reports Sharply Improved First-Quarter Results

First-Quarter Operating Income Reaches $11.1 Million, on 30% Sales Growth;

Record Market Share Performance; Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--April 28, 2017--Olympic Steel Inc., (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the first quarter ended March 31, 2017.

First-quarter net sales increased 30% in 2017, reaching $334.9 million, compared with $258.3 million in last year’s same quarter. The improvement in net sales was driven by increased shipping volumes and higher average selling prices in all of the Company’s products.

Net income rose to $7.7 million, or $0.68 per diluted share in the first quarter, compared to the first-quarter loss of $0.8 million, or $0.07 per share, in 2016. An out-of-period income tax adjustment related to the future tax deductibility of certain payments from one of the Company’s retirement plans resulted in a one-time reduction of income tax expense that increased net income by $1.9 million, or $0.17 per diluted share, in the quarter. The Company recorded $0.4 million in LIFO expense in the quarter, compared with no LIFO impact in the first quarter of 2016.

“In addition to the strong financial performance from our carbon flat rolled segment, sales and profitability in our tubular and pipe and specialty metals segments also improved substantially during the quarter,” said Chairman and Chief Executive Officer Michael D. Siegal. “Shipping volume of specialty metals increased 17% versus the first quarter last year, and we earned record market share in nearly all of the products we sell.”

“Looking ahead, broad-based demand is improving and the business regulatory environment is becoming more favorable for domestic manufacturing. This is encouraging, and we expect the benefits of our previous capital investments and ongoing operating enhancements will continue to be reflected in future financial performance,” Siegal said.

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on June 15, 2017, to shareholders of record on June 1, 2017.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2017 first-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 9 a.m. ET today, April 28, and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and any associated tariffs and duties; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our internal program to improve earnings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income, especially during periods of declining market pricing; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 31 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Mar. 31,
	2017	2016
	(unaudited)
Net sales	$334,893	$258,349

Costs and expenses

Cost of materials sold (excludes items shown separately below)	258,454	199,820
Warehouse and processing	23,501	20,492
Administrative and general	18,165	16,040
Distribution	10,365	9,207
Selling	6,511	5,687
Occupancy	2,310	2,337
Depreciation	4,314	4,509
Amortization	222	222

Total costs and expenses	323,842	258,314

Operating income	11,051	35

Other loss, net	(26)	(5)

Income before interest and income taxes	11,025	30
Interest and other expense on debt	1,626	1,285

Income (loss) before income taxes	9,399	(1,255)
Income tax provision (benefit)	1,700	(488)

Net income (loss)	$7,699	$(767)

Earnings per share:

Net income (loss) per share - basic	$0.68	$(0.07)

Weighted average shares outstanding - basic	11,369	11,182

Net income (loss) per share - diluted	$0.68	$(0.07)

Weighted average shares outstanding - diluted	11,369	11,182

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Mar. 31, 2017	At Dec. 31, 2016:

Assets

Cash and cash equivalents	$2,804	$2,315
Accounts receivable, net	140,281	101,902
Inventories, net (includes LIFO debit of $7,669 and $8,045 as of Mar. 31, 2017, and Dec. 31, 2016, respectively)	263,190	254,526
Prepaid expenses and other	4,088	6,197
Total current assets	410,363	364,940

Property and equipment, at cost	375,938	374,242
Accumulated depreciation	(222,511)	(218,476)
Net property and equipment	153,427	155,766

Intangible assets, net	23,646	23,869
Other long-term assets	11,633	11,493
Total assets	$599,069	$556,068

Liabilities

Current portion of long-term debt	$1,825	$1,825
Accounts payable	87,211	79,458
Accrued payroll	9,839	8,445
Other accrued liabilities	13,913	15,170
Total current liabilities	112,788	104,898
Credit facility revolver	192,971	164,599
Other long-term liabilities	10,044	10,062
Deferred income taxes	21,731	23,119
Total liabilities	337,543	302,678

Shareholders' Equity

Preferred stock	-	-
Common stock	129,285	128,619
Treasury stock	(609)	(609)
Retained earnings	132,859	125,380
Total shareholders' equity	261,535	253,390
Total liabilities and shareholders' equity	$599,069	$556,068

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended March 31:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2017	2016	2017	2016	2017	2016
Tons Sold[1]	303,792	266,850	23,193	19,823	NA	NA

Net Sales	$216,916	$161,434	$57,955	$45,830	$60,022	$51,085
Average selling price per ton	714	605	2,499	2,312	NA	NA
Cost of materials sold[2]	169,173	126,527	48,284	39,195	40,997	34,098
Gross profit[3]	47,743	34,907	9,671	6,635	19,025	16,987
Operating expenses[4]	40,368	37,085	5,686	4,879	16,538	14,744
Operating income (loss)	$7,375	$(2,178)	$3,985	$1,756	$2,487	$2,243

Depreciation and Amortization	2,889	2,954	226	193	1,396	1,559

			At March 31, 2017		At Dec. 31, 2016
Assets
Flat products			$ 403,492		$ 363,626
Tubular and pipe products			195,248		192,088
Corporate			329		354
Total assets			$ 599,069		$ 556,068

Other Information:

(In thousands, except per-share data)			At March 31, 2017		At Dec. 31, 2016

Shareholders' equity per share			$ 23.86		$ 23.11

Debt-to-equity ratio			0.74 to 1		0.66 to 1

			Three Months Ended March 31,
			2017		2016

Net cash from (used for) operating activities			$ (25,692)		$ 2,845

Cash dividends per share			$ 0.02		$ 0.02
[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and therefore, is not reported.
[2]	Includes $0.4 million of LIFO expense in the three months ended Mar. 31, 2017, and no LIFO impact in the three months ended Mar. 31, 2016.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold from the Consolidated Statements of Comprehensive Income.

CONTACT:
IR Contact:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522